UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2012

PennyMac Mortgage Investment Trust

(Exact Name of Registrant as Specified in Charter)

Maryland	001-34416	27-0186273
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

6101 Condor Drive, Moorpark, California	93021
(Address of Principal Executive Offices)	(Zip Code)

(818) 224-7442

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 29, 2012, PennyMac Mortgage Investment Trust (the “Company”), through its wholly-owned subsidiaries, PennyMac Mortgage Investment Trust Holdings I, LLC (“PMITH”) and PennyMac Corp. (“PMC”), entered into a Master Repurchase Agreement with Credit Suisse First Boston Mortgage Capital LLC (“CSFB”), pursuant to which PMITH may sell to CSFB, and later repurchase, newly originated mortgage loans (the “Loan Repo Facility”).  The Loan Repo Facility will be used to fund newly originated mortgage loans that have been purchased by PMC from correspondent lenders and pledged by PMC to PMITH pending sale and/or securitization.  The Loan Repo Facility is committed to October 30, 2012, and the obligations of PMITH are fully guaranteed by the Company and PennyMac Operating Partnership, L.P. (the “Operating Partnership”).

The principal amount paid by CSFB for each eligible mortgage loan is based upon a percentage of the lesser of the market value or the unpaid principal balance of such mortgage loan.  Upon PMITH’s repurchase of a mortgage loan, it is required to repay CSFB the principal amount related to such mortgage loan plus accrued interest (at a rate reflective of the current market and based on CSFB’s cost of funds plus a margin) to the date of such repurchase. PMITH is also required to pay CSFB certain administrative costs and expenses in connection with CSFB’s structuring, management and ongoing administration of the Loan Repo Facility.

The Loan Repo Facility provides for repurchases in an aggregate principal amount of up to $150 million, the available amount of which is reduced by any outstanding repurchase amounts under that certain Master Repurchase Agreement, dated November 2, 2010 and as amended (the “Repurchase Agreement”), by and among CSFB and PMC, the Company and the Operating Partnership.  The Repurchase Agreement and its related guaranty by the Company and the Operating Partnership are attached as Exhibit 10.13 and Exhibit 10.14, respectively, to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

The Loan Repo Facility contains margin call provisions that provide CSFB with certain rights in the event of a decline in the market value of the purchased mortgage loans.  Under these provisions, CSFB may require PMITH to transfer cash or additional eligible mortgage loans with an aggregate market value in an amount sufficient to eliminate any margin deficit resulting from such a decline.

The Loan Repo Facility requires PMITH and PMC to maintain various financial and other covenants, which include maintaining (i) a minimum tangible net worth for PMITH of $195 million and  for PMC the sum of (y) $65 million and (z) 50% of its positive quarterly net income, (ii) a minimum of $7.75 million in the aggregate in unrestricted cash and cash equivalents between PMITH and PMC, as of the end of each calendar month (iii) a maximum ratio of total liabilities to tangible net worth of less than 5:1 and 10:1 for PMITH and PMC, respectively; and (iv) profitability at each of PMITH and PMC for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of each fiscal quarter.

The Loan Repo Facility also requires the Company to maintain various financial and other covenants, which include maintaining (i) a minimum tangible net worth of $300 million, and (ii) a minimum of $10 million in unrestricted cash and cash equivalents in the aggregate at the Company and its subsidiaries, as of the end of each calendar month.

In addition, the Loan Repo Facility contains events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, guarantor defaults, material adverse changes, bankruptcy or insolvency proceedings and other events of default customary for this type of transaction.  The remedies for such events of default are also customary for this type of transaction and include the acceleration of the principal amount outstanding under the Loan Repo Facility and the liquidation by CSFB of the mortgage loans then subject to the Loan Repo Facility.

PennyMac Loan Services, LLC is the Company’s loan servicer pursuant to a loan servicing agreement.

The foregoing description of the Loan Repo Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Repo Facility and the related guaranty, which have been filed with this Current Report on Form 8-K as Exhibit 1.1 and Exhibit 1.2, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1

Master Repurchase Agreement, dated as of March 29, 2012, among Credit Suisse First Boston Mortgage Capital, LLC, PennyMac Mortgage Investment Trust Holdings I, LLC, PennyMac Mortgage Investment Trust and PennyMac Operating Partnership, L.P.

1.2	Guaranty, dated as of March 29, 2012, by PennyMac Mortgage Investment Trust and PennyMac Operating Partnership, L.P. in favor of Credit Suisse First Boston Mortgage Capital, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC MORTGAGE INVESTMENT TRUST

/s/ Anne D. McCallion
Dated: April 4, 2012
Anne D. McCallion
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1

Master Repurchase Agreement, dated as of March 29, 2012, among Credit Suisse First Boston Mortgage Capital, LLC, PennyMac Mortgage Investment Trust Holdings I, LLC, PennyMac Mortgage Investment Trust and PennyMac Operating Partnership, L.P.

1.2	Guaranty, dated as of March 29, 2012, by PennyMac Mortgage Investment Trust and PennyMac Operating Partnership, L.P. in favor of Credit Suisse First Boston Mortgage Capital, LLC